EXHIBIT 99.1
News Release
Investor Contact: Erik Aldag, (212) 878-1831
For Immediate Release February 3, 2022	Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Reports Fourth Quarter 2021 Earnings of $1.23 Per Share,
or $1.25 Per Share, Excluding Special Items
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Company Reports Full Year 2021 Earnings of $4.86 Per Share,
or $5.02 Per Share, Excluding Special Items, a Record Year for the Company
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Fourth Quarter Highlights:
•	Fourth Quarter EPS of $1.25, Excluding Special Items, 16% Above Prior Year
•	Sales of $477 Million, 10 Percent Above Prior Year
•	Cash Flow from Operations of $69 Million and Free Cash Flow of $46 Million
•	Signed Two New Paper & Packaging Satellite Contracts in Asia

Full Year Highlights:
•	Record EPS of $5.02, Excluding Special Items, 26% Above Prior Year
•	Record Sales of $1.86 Billion, 17% Above Prior Year
•	Strong Cash Flow from Operations of $232 Million and Free Cash Flow of $146 Million
•	Expanded Consumer-oriented Portfolio, Including Acquisition of Normerica

NEW YORK, February 3, 2022 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $1.25, excluding special items, for the fourth quarter ended December 31, 2021, compared with $1.08 in the prior year. Reported diluted earnings per share were $1.23 compared with $0.91 in the prior year.

For the full year 2021, the Company reported earnings per share of $5.02, excluding special items, compared with $3.99 in the prior year. Reported earnings per share were $4.86 compared with $3.29 for the full year 2020.

“The global MTI team performed very well on all fronts in 2021 and overcame significant external challenges to deliver record sales and earnings for the full year,” said Douglas T. Dietrich, Chairman and Chief Executive Officer. “We significantly advanced our key growth initiatives, strengthened our consumer-oriented portfolio with the acquisition of Normerica, and made substantial progress against our sustainability goals.”

Mr. Dietrich added, “This progress has transformed the company’s ability to generate more balanced and stable growth. While we faced significant logistics and inflationary challenges, the actions we have taken and have in place, along with robust demand across our product lines, set us up for a year of strong profitable growth in 2022.”

Fourth Quarter 2021

Worldwide net sales were $476.9 million, up 1 percent sequentially and 10 percent above the prior year. Reported operating income was $52.6 million. Operating income excluding special items was $54.7 million and represented 11.5 percent of sales. Operating income in the fourth quarter was impacted by approximately $5 million of unexpected logistics, labor, and operational challenges, including higher energy costs, which the Company expects to recover in the first quarter of 2022.

Cash flow from operations was $69.3 million and free cash flow was $46.3 million. The Company repaid $20 million of debt and repurchased $12 million of shares in the quarter.

Segment Information

Performance Materials segment sales were $256.2 million in the fourth quarter, up 2 percent sequentially and 17 percent above the prior year.

Household, Personal Care & Specialty Products sales increased 4 percent sequentially and 24 percent versus the prior year, driven by the acquisition of Normerica and continued strong demand for consumer-oriented products. Metalcasting sales increased 16 percent sequentially and 9 percent versus the prior year as foundry demand remained strong in North America and Asia. Environmental Products and Building Materials sales grew 13 percent and 21 percent versus the prior year, respectively, on higher levels of project activity. Sales in these product lines were lower sequentially due to typical seasonality.

Segment operating income excluding special items was $29.1 million and operating margin was 11.4 percent of sales. Operating margin was impacted by logistics challenges, the timing of price increases relative to continued inflationary cost increases, as well as seasonally higher mining and operating costs.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for consumer-oriented and industrial markets and for non-residential construction, environmental remediation, and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of Precipitated Calcium Carbonate (PCC) Products and Processed Minerals Products, were $141.5 million in the fourth quarter, 4 percent lower sequentially and 2 percent above the prior year.

PCC sales were 3 percent lower sequentially and 2 percent above the prior year on stable demand for paper, packaging, and specialty PCC applications. PCC is used in paper and packaging, automotive and construction sealants, and the food and pharmaceutical industries.

Processed Minerals sales were 6 percent lower sequentially and 2 percent above the prior year, as continued strong demand mostly offset typical construction market seasonality. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass, and other manufacturing industries.

Segment operating income was $14.5 million and represented 10.2 percent of sales. Operating margin was impacted by the timing of contractual and negotiated price increases relative to continued inflationary cost increases, including higher energy costs – particularly in Europe. In addition, logistics and labor challenges impacted both sales and operating performance.

Refractories segment sales were $79.2 million in the fourth quarter, up 4 percent sequentially and 7 percent higher than the prior year on new business volumes and continued strong steel market conditions in North America and Europe.

Segment operating income was $12.4 million and represented 15.7 percent of sales. The Refractories segment provides products and services primarily to the worldwide steel industry.

Full Year 2021

Worldwide net sales were $1,858.3 million, 17 percent above the prior year. Foreign exchange favorably impacted sales by $27 million, or 2 percentage points. Reported operating income was $235.7 million. Operating income excluding special items was $240.7 million and represented 13.0 percent of sales.

Cash flow from operations was $232.4 million. Capital expenditures were $86.0 million as the Company invested in high-return growth, productivity, and sustaining projects. Free cash flow was $146.4 million. The Company used a portion of free cash flow to repurchase $75 million of shares, completing the prior year share repurchase authorization and beginning the new $75 million 1-year share repurchase program that the Board of Directors authorized on October 20, 2021.

Segment Information

Performance Materials segment sales were $976.0 million, 18 percent above the prior year.

Household, Personal Care & Specialty Products sales increased 21 percent. The acquisition of Normerica contributed 13 percent growth versus the prior year and organic sales contributed an additional 8 percent, as demand for consumer-oriented products remained strong. Metalcasting sales grew 24 percent on strength across a diverse set of foundry customer end markets and continued penetration in Asia. Environmental Products and Building Materials sales grew 4 percent and 7 percent, respectively, on higher levels of project activity.

Segment operating income excluding special items was $126.2 million, up 16 percent versus the prior year, and operating margin was 12.9 percent of sales.

Specialty Minerals segment sales were $578.9 million, 13 percent above the prior year.

PCC sales increased 13 percent on the ramp-up of new paper and packaging volumes and strong demand for specialty PCC in construction, automotive, and consumer markets.

Processed Minerals sales increased 14 percent, driven by strength in residential construction and automotive markets.

Segment operating income excluding special items was $74.0 million, 2 percent lower than the prior year. Operating margin was 12.8 percent of sales and was impacted by the timing of contractual and negotiated price increases relative to inflationary cost increases. In addition, logistics and labor challenges impacted both sales and operating performance.

Refractories segment sales were $303.4 million, 18 percent higher than the prior year.

Segment operating income was a record at $49.3 million and represented 16.2 percent of sales. Sales and operating income benefited from improved steel market conditions, strong operating performance, and new business development.

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Minerals Technologies will host a conference call tomorrow, February 4, 2022, at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on February 4, 2022.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as “believes,” “expects,” “plans,” “intends,” “anticipates,” and other words and phrases of similar meaning. Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Actual future results may vary materially. Significant factors that could affect the expectations and forecasts include the duration and scope of the COVID-19 pandemic, and government and other third-party responses to it; worldwide general economic, business, and industry conditions, including the effects of the COVID-19 pandemic on the global economy; the cyclicality of our customers’ businesses and their changing demands; the dependence of certain of our product lines on the commercial construction and infrastructure markets, the domestic building and construction markets, and the automotive market; our ability to effectively achieve and implement our growth initiatives, including, but not limited to, the integration of the Normerica’s business into our business and the expected benefits, cost savings, accretion, synergies and growth to result therefrom; our ability to service our debt; our ability to comply with the covenants in the agreements governing our debt; our ability to renew or extend long term sales contracts for our PCC satellite operations; consolidation in customer industries, principally paper, foundry and steel; compliance with or changes to regulation in the areas of environmental, health and safety, and tax; claims for legal, environmental and tax matters or product stewardship issues; our ability to successfully develop new products; our ability to defend our intellectual property; the increased risks of doing business abroad; the availability of raw materials and access to ore reserves at our mining operations; increases in costs of raw materials, energy, or shipping; our ability to compete in very competitive industries; operating risks and capacity limitations affecting our production facilities; seasonality of some of our segments; cybersecurity and other threats relating to our information technology systems; and other risk factors and cautionary statements in our 2020 Annual Report on Form 10‐K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward‐looking statement, whether as a result of new information, future events, or otherwise.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, packaging, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.9 billion in 2021. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Twelve Months Ended		% Growth
	Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020	Prior Qtr.	Prior Year	Dec. 31, 2021	Dec. 31, 2020
								Prior Year

Net sales	$476.9	$473.2	$431.8	1%	10%	$1,858.3	$1,594.8	17%

Cost of goods sold	370.9	359.9	320.5	3%	16%	1,411.8	1,189.4	19%

Production margin	106.0	113.3	111.3	(6)%	(5)%	446.5	405.4	10%

Marketing and administrative expenses	46.3	45.5	49.3	2%	(6)%	186.2	176.5	5%
Research and development expenses	5.0	4.6	4.9	9%	2%	19.5	19.9	(2)%
Acquisition-related expenses	2.1	1.5	2.6	40%	(19)%	4.0	3.1	29%
Litigation expenses	0.0	0.0	0.0	*	*	0.0	10.4	(100)%
Restructuring and other items, net	0.0	1.1	0.0	*	*	1.1	7.6	(86)%

Income from operations	52.6	60.6	54.5	(13)%	(3)%	235.7	187.9	25%

Interest expense, net	(9.0)	(9.2)	(10.7)	(2)%	(16)%	(37.2)	(38.2)	(3)%
Non-cash pension settlement gain (charge)	1.2	(0.8)	(1.0)	*	*	(1.8)	(6.4)	*
Other non-operating income (deductions), net	5.3	(0.1)	(4.2)	*	*	5.6	(5.3)	(206)%
Total non-operating deductions, net	(2.5)	(10.1)	(15.9)	(75)%	(84)%	(33.4)	(49.9)	(33)%

Income before tax and equity in earnings	50.1	50.5	38.6	(1)%	30%	202.3	138.0	47%

Provision for taxes on income	9.0	8.9	6.8	1%	32%	36.6	24.4	50%
Equity in earnings of affiliates, net of tax	0.9	0.8	0.2	13%	350%	2.8	2.2	27%

Consolidated net income	42.0	42.4	32.0	(1)%	31%	168.5	115.8	46%

Less: Net income attributable to non-controlling interests	0.9	1.0	0.9	(10)%	0%	4.1	3.4	21%

Net Income attributable to Minerals Technologies Inc.	$41.1	$41.4	$31.1	(1)%	32%	$164.4	$112.4	46%

Weighted average number of common shares outstanding:

Basic	33.3	33.5	34.1			33.6	34.2

Diluted	33.5	33.8	34.1			33.8	34.2

Earnings per share attributable to Minerals Technologies Inc.:

Basic	$1.23	$1.24	$0.91	(1)%	35%	$4.89	$3.29	49%

Diluted	$1.23	$1.22	$0.91	1%	35%	$4.86	$3.29	48%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended December 31, 2021, October 3, 2021, December 31, 2020 each consisted of 89 days, 91 days and 95 days, respectively. The twelve month periods ended December 31, 2021 and December 31, 2020 consisted of 365 days and 366 days, respectively.

2)
On a regular basis, the Company reviews its segments and the approach used by the chief decision maker to assess performance and allocate resources. Accordingly, in Q1 2021, in order to support MTI's key growth initiatives and more closely align complementary technologies, processes and capabilities, the Company reorganized the management structure for its Energy Services and Performance Materials operating segments to better reflect the way performance is evaluated and resources are allocated. As a result, Energy Services was combined into Environmental Products under the Performance Materials operating segment. Presented below are the restated financial results, by product line, for each of the quarters and full year 2020 of this operating segment to conform to the current management structure.

							Full Year Ended
	(millions of dollars)	Quarter Ended
		Mar. 29, 2020	Jun. 28, 2020	Sep. 27,	Dec. 31,		Dec. 31, 2020
				2020	2020
	Sales

	Metalcasting	$61.7	$52.8	$66.3	$77.3		$258.1
	Household, Personal Care & Specialty Products	96.2	87.9	93.9	102.2		380.2
	Environmental Products	36.7	37.6	30.2	27.1		131.6
	Building Materials	16.8	13.2	13.5	12.4		55.9
	Performance Materials Segment	$211.4	$191.5	$203.9	$219.0		$825.8

	Operating Income

	Performance Materials Segment	$27.3	$22.4	$28.2	$30.9		$108.8
	% of Sales	12.9%	11.7%	13.8%	14.1%		13.2%

3)
In September 2021, PCA Corporation discontinued the use of PCC at their mill in Jackson, Alabama. As a result, the Company recorded a non-cash impairment of assets charge of $0.7 million and $0.4 million in severance related and other closures costs for its Paper PCC satellite facility at this mill.

In August 2020, Domtar Corporation announced that they will permanently shut down their previously idled paper machine at their mill in Ashdown, Arkansas. As a result, the Company recorded a non-cash impairment of assets charge of $1.1 million in the third quarter for its Paper PCC satellite facility at this mill. The Company also recorded lease termination costs at one of the closed mills.

In June 2020, Verso Papers announced that they would be idling two of their paper mills indefinitely. As a result, the Company recorded a non-cash impairment of assets charge of $6.0 million and $0.3 million in severance related costs for its Paper PCC satellite facilities at these mills.

	(millions of dollars)	Quarter Ended				Twelve Months Ended
		Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020		Dec. 31, 2021		Dec. 31, 2020

	Asset Write-Downs
	Specialty Minerals	$0.0	$0.7	$0.0		$0.7		$7.1
	Total asset write-downs	$0.0	$0.7	$0.0		$0.7		$7.1

	Restructuring and other items, net
	Severance related costs	$0.0	$0.2	$0.0		$0.2		$0.3
	Other costs	0.0	0.2	0.0		0.2		0.2
		$0.0	$0.4	$0.0		$0.4		$0.5

	Total restructuring and other items, net	$0.0	$1.1	$0.0		$1.1		$7.6

4)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended December 31, 2021, October 3, 2021 and December 31, 2020, and the twelve month periods ended December 31, 2021 and December 31, 2020 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended				Twelve Months Ended
		Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020		Dec. 31, 2021		Dec. 31, 2020

	Net income	$41.1	$41.4	$31.1		$164.4		$112.4
	% of sales	8.6%	8.7%	7.2%		8.8%		7.0%

	Special items:
	Restructuring and other items, net	0.0	1.1	0.0		1.1		7.6
	Acquisition-related expenses	2.1	1.5	2.6		4.0		3.1
	Cybersecurity incident costs	0.0	0.0	4.0		0.0		4.0
	Litigation expense	0.0	0.0	0.0		0.0		10.4
	Non-cash pension settlement (gain) charge	(1.2)	0.8	1.0		1.8		6.4
	Related tax effects on special items	(0.2)	(0.8)	(1.8)		(1.6)		(7.4)

	Net income attributable to MTI, excluding special items	$41.8	$44.0	$36.9		$169.7		$136.5
	% of sales	8.8%	9.3%	8.5%		9.1%		8.6%

	Diluted earnings per share, excluding special items	$1.25	$1.30	$1.08		$5.02		$3.99

Included in marketing and administrative expenses for the three and twelve month periods ended December 31, 2020 are costs of $4.0 million relating to system restoration and risk mitigation following a ransomware attack on certain of the Company's information technology systems.

	Included in litigation expense for the twelve month period ended December 31, 2020 are costs of $10.4 million relating to an arbitration award associated with the bankruptcy of Novinda Corp.

5)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2021, October 3, 2021 and December 31, 2020 and the twelve month periods ended December 31, 2021 and December 31, 2020 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended				Twelve Months Ended
	(millions of dollars)	Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020		Dec. 31, 2021		Dec. 31, 2020

	Cash flow from operations	$69.3	$45.1	$92.2		$232.4		$240.6
	Capital expenditures	23.0	23.1	20.3		86.0		66.8
	Free cash flow	$46.3	$22.0	$71.9		$146.4		$173.8

	Depreciation, depletion and amortization expense	$23.6	$24.0	$23.7		$94.6		$93.9

6)
“Adjusted EBITDA” is a non-GAAP financial measure and refers to earnings before interest, taxes, depreciation and amortization (EBITDA), excluding special items. The following is a presentation of the Company's non-GAAP EBITDA and Adjusted EBITDA for the quarterly periods ended December 31, 2021, October 3, 2021 and December 31, 2020 and the twelve month periods ended December 31, 2021 and December 31, 2020, and a reconciliation to net income for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance and facilitates investors' understanding of historic operating trends.

		Quarter Ended				Twelve Months Ended
	(millions of dollars)	Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020		Dec. 31, 2021		Dec. 31, 2020

	Net income	$41.1	$41.4	$31.1		$164.4		$112.4
	Add back:
	Depreciation, depletion and amortization	23.6	24.0	23.7		94.6		93.9
	Interest expense, net	9.0	9.2	10.7		37.2		38.2
	Equity in earnings of affiliates, net of tax	(0.9)	(0.8)	(0.2)		(2.8)		(2.2)
	Net income attributable to non-controlling interests	0.9	1.0	0.9		4.1		3.4
	Provision for taxes on income	9.0	8.9	6.8		36.6		24.4
	EBITDA	82.7	83.7	73.0		334.1		270.1
	Add special items:
	Restructuring and other charges	0.0	1.1	0.0		1.1		7.6
	Acquisition-related expenses	2.1	1.5	2.6		4.0		3.1
	Cybersecurity incident costs	0.0	0.0	4.0		0.0		4.0
	Litigation expense	0.0	0.0	0.0		0.0		10.4
	Non-cash pension settlement gain (charge)	(1.2)	0.8	1.0		1.8		6.4
	Adjusted EBITDA	$83.6	$87.1	$80.6		$341.0		$301.6
	% of sales	17.5%	18.4%	18.7%		18.4%		18.9%

7)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended				Twelve Months Ended
		Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020		Dec. 31, 2021		Dec. 31, 2020

	Interest income	$1.1	$0.8	$0.7		$3.4		$1.9
	Interest expense	(10.1)	(10.0)	(11.4)		(40.6)		(40.1)
	Non-cash pension settlement gain (charge)	1.2	(0.8)	(1.0)		(1.8)		(6.4)
	Foreign exchange gains (losses)	7.8	1.1	(2.2)		11.7		1.3
	Other deductions	(2.5)	(1.2)	(2.0)		(6.1)		(6.6)
	Non-operating deductions, net	$(2.5)	$(10.1)	$(15.9)		$(33.4)		$(49.9)

Included in non-operating deductions for the three-month and twelve month periods ended December 31, 2021 are non-cash pension settlement (gains) charges of $(1.2) million and $1.8 million, respectively, associated with some of our pension plans in the U.S.

Included in non-operating deductions for the three-month and twelve month periods ended December 31, 2020 are non-cash pension settlement charge of $1.0 million and $6.4 million, respectively, associated with some of our pension plans in the U.S.

8)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, February 4, 2022 at 11:00 am E.T. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Twelve Months Ended				% Growth
SALES DATA	Dec. 31,	% of	Oct. 3,	% of	Dec. 31,	% of			Dec. 31,	% of	Dec. 31,	% of
	2021	Total Sales	2021	Total Sales	2020	Total Sales	Prior Qtr	Prior Year	2021	Total Sales	2020	Total Sales	Prior Year

United States	$246.7	52%	$245.5	52%	$215.0	50%	0%	15%	$959.6	52%	$822.5	52%	17%
International	230.2	48%	227.7	48%	216.8	50%	1%	6%	898.7	48%	772.3	48%	16%
Net Sales	$476.9	100%	$473.2	100%	$431.8	100%	1%	10%	$1,858.3	100%	$1,594.8	100%	17%

Household, Personal Care & Specialty Products	$126.5	27%	$121.8	26%	$102.2	24%	4%	24%	$460.5	25%	$380.2	24%	21%
Metalcasting	84.2	18%	72.9	15%	77.3	18%	16%	9%	319.2	17%	258.1	16%	24%
Environmental Products	30.5	6%	39.8	8%	27.1	6%	(23)%	13%	136.3	7%	131.6	8%	4%
Building Materials	15.0	3%	15.9	3%	12.4	3%	(6)%	21%	60.0	3%	55.9	4%	7%
Performance Materials Segment	$256.2	54%	$250.4	53%	$219.0	51%	2%	17%	$976.0	53%	$825.8	52%	18%

Paper PCC	$84.8	18%	$89.5	19%	$83.3	19%	(5)%	2%	$349.7	19%	$308.4	19%	13%
Specialty PCC	20.0	4%	18.2	4%	19.6	5%	10%	2%	77.1	4%	69.3	4%	11%
PCC Products	$104.8	22%	$107.7	23%	$102.9	24%	(3)%	2%	$426.8	23%	$377.7	24%	13%

Ground Calcium Carbonate	$23.6	5%	$25.0	5%	$22.9	5%	(6)%	3%	$98.1	5%	$89.3	6%	10%
Talc	13.1	3%	14.2	3%	13.1	3%	(8)%	0%	54.0	3%	43.9	3%	23%
Processed Minerals Products	$36.7	8%	$39.2	8%	$36.0	8%	(6)%	2%	$152.1	8%	$133.2	8%	14%

Specialty Minerals Segment	$141.5	30%	$146.9	31%	$138.9	32%	(4)%	2%	$578.9	31%	$510.9	32%	13%

Refractory Products	$62.1	13%	$58.3	12%	$60.6	14%	7%	2%	$237.1	13%	$212.3	13%	12%
Metallurgical Products	17.1	4%	17.6	4%	13.3	3%	(3)%	29%	66.3	4%	45.8	3%	45%
Refractories Segment	$79.2	17%	$75.9	16%	$73.9	17%	4%	7%	$303.4	16%	$258.1	16%	18%

Net Sales	$476.9	100%	$473.2	100%	$431.8	100%	1%	10%	$1,858.3	100%	$1,594.8	100%	17%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Twelve Months Ended		% Growth
	Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020	Prior Qtr	Prior Year	Dec. 31, 2021	Dec. 31, 2020	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$28.5	$32.0	$30.9	(11)%	(8)%	$125.0	$108.8	15%
% of Sales	11.1%	12.8%	14.1%			12.8%	13.2%
Specialty Minerals Segment	$14.5	$17.3	$21.9	(16)%	(34)%	$72.9	$67.8	8%
% of Sales	10.2%	11.8%	15.8%			12.6%	13.3%
Refractories Segment	$12.4	$13.2	$11.1	(6)%	12%	$49.3	$35.5	39%
% of Sales	15.7%	17.4%	15.0%			16.2%	13.8%
Unallocated and other Corporate Expenses	$(2.8)	$(1.9)	$(9.4)	*	(70)%	$(11.5)	$(24.2)	(52)%

Consolidated	$52.6	$60.6	$54.5	(13)%	(3)%	$235.7	$187.9	25%
% of Sales	11.0%	12.8%	12.6%			12.7%	11.8%

SPECIAL ITEMS

Performance Materials Segment	$0.6	$0.6	$0.0	*	*	$1.2	$0.0	*

Specialty Minerals Segment	$0.0	$1.1	$0.0	*	*	$1.1	$7.6	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Unallocated and Other Corporate Expenses	$1.5	$0.9	$6.6	*	*	$2.7	$17.5	*

Consolidated	$2.1	$2.6	$6.6	*	*	$5.0	$25.1	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items for the quarterly periods ended December 31, 2021, October 3, 2021 and December 31, 2020, and the twelve month periods ended December 31, 2021 and December 31, 2020 constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Twelve Months Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020	Prior Qtr	Prior Year	Dec. 31, 2021	Dec. 31, 2020	Prior Year
EXCLUDING SPECIAL ITEMS

Performance Materials Segment	$29.1	$32.6	$30.9	(11)%	(6)%	$126.2	$108.8	16%
% of Sales	11.4%	13.0%	14.1%			12.9%	13.2%
Specialty Minerals Segment	$14.5	$18.4	$21.9	(21)%	(34)%	$74.0	$75.4	(2)%
% of Sales	10.2%	12.5%	15.8%			12.8%	14.8%
Refractories Segment	$12.4	$13.2	$11.1	(6)%	12%	$49.3	$35.5	39%
% of Sales	15.7%	17.4%	15.0%			16.2%	13.8%

Unallocated Corporate Expenses	$(1.3)	$(1.0)	$(2.8)	30%	(54)%	$(8.8)	$(6.7)	31%

Consolidated	$54.7	$63.2	$61.1	(13)%	(10)%	$240.7	$213.0	13%
% of Sales	11.5%	13.4%	14.2%			13.0%	13.4%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	December 31, 2021		December 31, 2020
		*		**

Current assets:
Cash & cash equivalents	$299.5		$367.7
Short-term investments	4.9		4.1
Accounts receivable, net	367.8		369.0
Inventories	298.3		248.2
Prepaid expenses and other current assets	58.6		44.6
Total current assets	1,029.1		1,033.6

Property, plant and equipment	2,296.4		2,276.9
Less accumulated depreciation	1,247.3		1,237.3
Net property, plant & equipment	1,049.1		1,039.6

Goodwill	905.9		808.5
Intangible assets	252.6		195.8
Other assets and deferred charges	137.5		131.9

Total assets	$3,374.2		$3,209.4

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$80.0		$0.0
Current maturities of long-term debt	0.8		1.0
Accounts payable	196.1		148.3
Other current liabilities	142.9		146.5
Total current liabilities	419.8		295.8

Long-term debt	936.2		933.2
Deferred income taxes	188.1		163.7
Other non-current liabilities	250.6		318.0
Total liabilities	1,794.7		1,710.7

Total MTI shareholders' equity	1,539.3		1,460.8
Non-controlling Interests	40.2		37.9
Total shareholders' equity	1,579.5		1,498.7

Total liabilities and shareholders' equity	$3,374.2		$3,209.4

* Unaudited
** Condensed from audited financial statements.